Exhibit 99.1

NEW PEOPLES BANKSHARES INC

NEWS RELEASE

FOR IMMEDIATE RELEASE:
July 30, 2026

FOR MORE INFORMATION, CONTACT:
J.W. Kiser
(276) 873-7000

NEW PEOPLES BANKSHARES ANNOUNCES SECOND QUARTER 2026 RESULTS

Honaker, Virginia – July 30, 2026

Financial Highlights for the Second Quarter of 2026

- Net income for the second quarter of 2026 was $3.5 million, or $0.15 per share.
- Net income for the six months ended June 30, 2026 was $6.5 million, or $0.28 per share, compared to $4.4 million, or $0.19 per share, for the same period of 2025.
- Net interest margin was 4.12% for the second quarter of 2026 compared to 3.86% for the second quarter of 2025.
- Total loans held for investment were $732.3 million as of June 30, 2026, an increase of $22.7 million, or 3.20%, from $709.6 million as of December 31, 2025.
- Total deposits increased $29.2 million, or 3.66%, during the six months ended June 30, 2026 to $827.5 million.
- The annualized return on assets for the quarter was 1.47%.
- The annualized return on equity for the quarter was 16.28%.
- New Peoples Bank remains well-capitalized with a leverage ratio of 11.17%.

Today, New Peoples Bankshares, Inc. (the "Company") (OTCID: NWPP), the holding company for New Peoples Bank, Inc. (the "Bank"), announced second quarter 2026 net income of $3.5 million, or $0.15 per share, as compared to $2.5 million, or $0.11 per share, for the second quarter of 2025, an increase of $919,000, or 36.30%. For the six months ended June 30, 2026, net income was $6.5 million, or $0.28 per share, compared to $4.4 million, or $0.19 per share, in 2025.

J.W. Kiser, President and CEO of the Company, stated, "We are extremely pleased with our second quarter performance, which marks another record for quarterly net income and builds on the strong momentum from the first quarter of 2026. Net income of $3.5 million, or $0.15 per share, increased more than 36% compared to the second quarter of last year, driven by continued growth in our balance sheet and further expansion of our net interest margin. Through the first six months of the year, we have grown both loans and deposits while maintaining a disciplined focus on loan and deposit pricing and managing expenses, resulting in an improved net interest margin and a lower efficiency ratio. Now that daily operations have fully normalized following our core system conversion, our employees have remained focused on enhancing the customer experience and pursuing greater operational efficiencies. We believe these results position us well for the remainder of 2026 as we continue to build long-term value for our shareholders."

Revenue

Net Interest Income/Net Interest Margin

Net interest income for the quarter ended June 30, 2026 was $9.4 million, an increase of $1.2 million, or 14.38%, compared to the second quarter of 2025. Interest and dividend income increased $1.2 million to $13.2 million due to the combination of an increase of 17 basis points ("bps") in the yield on earning assets to 5.78% and a $60.6 million increase in the average balance of earning assets when compared to the second quarter of 2025. The loan portfolio was the primary driver of both increases as the yield rose 25 bps to 6.45% while the average balance increased $46.4 million compared to the second quarter of 2025. Also contributing to the improvement in net interest income was lower funding costs. While the average balance of interest-bearing liabilities increased $40.2

million, the cost decreased 14 bps to 2.52%, and total interest expense increased only $49,000 to $3.8 million during the second quarter of 2026 compared to the second quarter of 2025. The reduction in the cost of interest-bearing liabilities is primarily due to maturing time deposits repricing in a lower interest-rate environment and declines in both the cost and balance of borrowed funds. The decrease in the average balance of borrowed funds was due to a $3 million principal payment on a borrowing from the Federal Home Loan Bank of Atlanta during the fourth quarter of 2025. In addition, the variable rate paid on the trust preferred securities decreased as overnight and short-term borrowing rates declined during the last half of 2025. The net interest margin improved 26 bps to 4.12% for the quarter ended June 30, 2026, compared to 3.86% for the same period in 2025, due to the increase in the yield on earning assets and the decline in the cost of funds. The net interest spread widened by 31 bps to 3.26% for the second quarter of 2026 from 2.95% for the comparable period of 2025.

For the six months ended June 30, 2026, net interest income totaled $18.2 million, an increase of $2.4 million, or 15.09%, as compared to the six months ended June 30, 2025. The net interest margin increased 27 bps to 4.05% as compared to 3.78% for the same period in 2025. Net interest income improved due to growth in average earning assets, which increased $61.0 million, or 7.2%, to $905.7 million. In addition, the yield on earning assets improved 18 bps to 5.74% during the six months ended June 30, 2026 compared to the same period in 2025. Interest expense for the six months ended June 30, 2026 totaled $7.6 million, an increase of $88,000, or 1.18%, from the same period in 2025, as a 16 basis-point decline in the cost of interest-bearing liabilities to 2.53% was more than offset by a $42.2 million increase in the average balance of interest-bearing liabilities.

Provision for Credit Losses

The provision for credit losses charged to the income statement for the quarter ended June 30, 2026 was $63,000 compared to $154,000 for the three months ended June 30, 2025. The provision expense for the second quarter of 2026 is primarily attributable to growth in the loan portfolio and a modest adjustment to the qualitative factors in the calculation of the allowance for credit losses on one-to-four-family residential mortgage loans and for geopolitical uncertainty related to the conflict in the Middle East and was partially offset by a slight decrease in the overall historical loss rates. The provision expense also benefited from the net recoveries on loans previously charged off and a reduction in the allowance for credit losses on unfunded commitments resulting from a decline in construction loan commitments. A recovery of credit losses on unfunded commitments of $5,000 was recognized for the second quarter of 2026 due to a $4.6 million reduction in commitments on construction loans. The provision for credit losses on unfunded commitments for the second quarter of 2025 was $0.

For the six months ended June 30, 2026, the provision for credit losses totaled $303,000 as compared to $413,000 for the same period in 2025.

Noninterest Income

Noninterest income, totaling $2.5 million for the second quarter of 2026, increased $84,000 compared to the quarter ended June 30, 2025. The improvement was driven primarily by a $100,000 increase in income from card processing and interchange income.

For the six months ended June 30, 2026, noninterest income totaled $5.2 million, an increase of $301,000 compared to the same period in 2025, driven primarily by a $221,000 increase in card processing and interchange income and a $74,000 increase in financial and investment services income.

Noninterest Expense

Noninterest expense was $7.4 million for the quarter ended June 30, 2026, an increase of $168,000, or 2.33%, compared to the second quarter of 2025. The increase was primarily attributable to contractual and inflationary price increases, an increase in incentive accruals and less costs deferred on loan originations, partially offset by reductions in other operating expense categories, including expenses for the debit card rewards program which was discontinued in the fourth quarter of 2025.

For the six months ended June 30, 2026, noninterest expense totaled $14.6 million, an increase of $129,000, or 0.89%, over the same period in 2025. The increase primarily resulted from higher salaries and employee benefits, partially offset by lower occupancy costs and discontinuance of the debit card rewards program.

Balance Sheet

Total assets as of June 30, 2026 were $942.2 million, an increase of $32.5 million, or 3.57%, from $909.7 million as of December 31, 2025. Loans held for investment of $732.3 million as of June 30, 2026 reflected an increase of $22.7 million, or 3.20%, from $709.6 million as of December 31, 2025. During the second quarter of 2026, the Company transferred its $1.3 million credit card portfolio from loans held for investment to loans held for sale based on management's decision to sell the portfolio. The sale of the portfolio is not expected to be finalized until 2027. Liquid assets in the form of cash and cash equivalents increased $7.1 million, or 9.20%, during the first six months of 2026. Investment securities available for sale increased $2.2 million during the first six months of 2026 due to purchases of $9.9 million offset by maturities, calls, payments and amortization of $6.7 million and a $1.0 million increase in the unrealized loss on securities available for sale.

Deposits totaled $827.5 million as of June 30, 2026, compared to $798.3 million as of December 31, 2025. The increase of $29.2 million, or 3.66%, was due to continued efforts to attract and retain money market account relationships combined with growth in noninterest-bearing demand deposits. Uninsured deposits as of June 30, 2026 were estimated at $136 million, or 16.4% of total deposits.

As of June 30, 2026 and December 31, 2025, borrowed funds totaled $19.0 million.

Capital

During the six months ended June 30, 2026, total shareholders' equity increased $3.5 million to $86.3 million due to net income of $6.5 million, which was offset by dividends paid to shareholders of $2.1 million, the repurchase of common stock totaling $98,000, and an increase in the unrealized loss on securities available for sale, net of the tax effects, of $805,000. Consequently, book value per share increased to $3.67 as of June 30, 2026 compared to $3.52 as of December 31, 2025. The Bank remains well-capitalized per regulatory guidance.

During the first six months of 2026, the Company repurchased 27,701 shares of its common stock at an average price of $3.54 per share. Since the commencement of the repurchase plan in 2022, 382,774 shares have been repurchased at an average price of $2.61 per share. On July 20, 2026, the Board of Directors approved the termination of the Company's stock repurchase program. As a result, the Company will no longer repurchase shares of its common stock under the program.

Asset Quality

The allowance for credit losses on loans was $8.2 million, or 1.12% as a percentage of total loans, as of June 30, 2026, and $8.1 million, or 1.14%, as of December 31, 2025. The decrease in the allowance as a percentage of loans was primarily attributable to charge-offs recorded on two individually evaluated borrower relationships for which specific allowance allocations had been established at year-end. One of these relationships had two pieces of collateral – the residential property was foreclosed and reclassified into other real estate owned and the commercial property was sold at auction during the first six months of 2026. The charge-off on the other relationship was largely driven by the amount of time that it had been in its classified status. The $108,000 increase in the allowance for credit losses on loans was attributable to provision expense associated with a larger loan portfolio and modest adjustments to qualitative factors for geopolitical uncertainty related to the conflict in the Middle East and one-to-four-family residential mortgage loans.

The allowance for credit losses on unfunded commitments was $455,000 as of June 30, 2026, as compared to $471,000 as of December 31, 2025. The decrease in the allowance for credit losses on unfunded commitments was due to a decrease in loan commitments, specifically residential and commercial real estate construction loan commitments.

Annualized net charge-offs (recoveries) as a percentage of average loans were (0.02%) during the second quarter of 2026 compared to 0.14% during the first quarter of 2026 and 0.02% during the second quarter of 2025. Annualized net charge-offs for the first six months of 2026 and 2025 were 0.06% and 0.02%, respectively.

Nonperforming assets, which include nonaccrual loans, accruing loans past due 90 days or more, and other real estate owned, totaled $3.5 million as of June 30, 2026, a decrease of $320,000, or 8.29%, since year-end 2025. Nonaccrual loans decreased $290,000 during the first six months of 2026 primarily due to the charge-off of the

specific allowance allocations on the individually evaluated loans and a loan that was removed from nonaccrual status based on performance. Nonperforming assets as a percentage of total assets were 0.38% as of June 30, 2026 and 0.42% as of December 31, 2025.

Other real estate owned increased to $225,000 as of June 30, 2026 from $89,000 at December 31, 2025 due to the foreclosure on the residential property discussed above. During the second quarter of 2026, a residential property in other real estate owned was sold for a $37,000 gain.

About New Peoples Bankshares, Inc.

New Peoples Bankshares, Inc. is a one-bank financial holding company headquartered in Honaker, Virginia. Its wholly-owned subsidiary provides banking products and services through its 18 locations throughout southwest Virginia, eastern Tennessee, western North Carolina and southern West Virginia. The Company's common stock is traded over the counter under the trading symbol "NWPP". Additional investor information can be found on the Company's website at https://newpeoples.bank/Bankshares-About-Us.

This news release contains statements concerning the Company's expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute "forward-looking statements" as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Important factors that may cause actual results to differ from projections include:

> *(i) the success or failure of our efforts to implement the Company's business plan; (ii) any required increase in the Company's regulatory capital ratios; (iii) satisfying other regulatory requirements that may arise from examinations, changes in the law and other similar factors; (iv) deterioration of asset quality; (v) changes in the level of the Company's nonperforming assets and charge-offs; (vi) fluctuations of real estate values in the Company's markets; (vii) the Company's ability to attract and retain talent; (viii) demographic changes in the Company's markets which negatively impact the local economy; (ix) the uncertain outcome of current or future legislation or regulations or policies of state and federal regulators; (x) the successful management of interest rate risk; (xi) the successful management of liquidity; (xii) changes in general economic and business conditions in the Company's market area and the United States in general; (xiii) credit risks inherent in making loans such as changes in a borrower's ability to repay and the Company's management of such risks; (xiv) competition with other banks and financial institutions, and companies outside of the banking industry, including online lenders and those companies that have substantially greater access to capital and other resources; (xv) advances and changes in technology, including artificial intelligence, and the Company's ability to develop timely and competitive products and services and effectively manage related risks; (xvi) customer acceptance of new products and services the Company has offered or may offer; (xvii) deposit flows and competition for deposits; (xviii) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; (xix) the occurrence of significant natural disasters, including severe weather conditions, floods, health-related issues and other catastrophic events; (xx) geopolitical conditions, including trade restrictions and tariffs, and acts or threats of terrorism, international hostilities, military conflicts or actions taken by the U.S. or other governments in response thereto, which could impact business and economic conditions in the U.S. and abroad; (xxi) the continued effective operation of our information technology systems and third-party service providers, including the stabilization and ongoing performance of our core processing platform following the system conversion during the fourth quarter of 2025; (xxii) the effects of cyber incidents or other failures, disruptions, or breaches of our operational or security systems, or those of our third-party vendors or other service providers, including as a result of cyber threats or attacks; (xxiii) our ability to assist in managing third-party fraud against customer accounts including but not limited to check, credit and debit card, and electronic funds transfer fraud; (xxiv) the Company's reliance on third-party vendors and correspondent banks; (xxv) changes in generally accepted accounting principles; (xxvi) changes in governmental regulations, tax rates and similar matters; and (xxvii) other risks which may be described, from time to time, in our filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.*

NEW PEOPLES BANKSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME HIGHLIGHTS
FOR THE THREE MONTHS ENDED JUNE 30, 2026 THROUGH JUNE 30, 2025
(IN THOUSANDS EXCEPT PER SHARE DATA)
(UNAUDITED)

	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Interest income – loans, including fees	$ 11,710	$ 11,215	$ 11,175	$ 11,217	$ 10,540
Interest income – federal funds sold	4	4	3	4	3
Interest income – interest-earning deposits with banks	687	638	753	644	663
Interest income – investments	751	698	697	702	711
Dividends on equity securities – restricted	36	42	41	42	41
Total interest and dividend income	13,188	12,597	12,669	12,609	11,958
Interest expense – deposits	3,544	3,534	3,699	3,674	3,450
Total interest expense	3,793	3,780	3,974	3,972	3,744
Net interest income	9,395	8,817	8,695	8,637	8,214
Provision for credit losses	63	240	204	189	154
Net interest income after provision for credit losses	9,332	8,577	8,491	8,448	8,060
Total non-interest income	2,520	2,630	2,562	2,499	2,436
Total non-interest expenses	7,381	7,233	7,253	7,377	7,213
Income tax expense	1,020	912	900	812	751
Net income	$ 3,451	$ 3,062	$ 2,900	$ 2,758	$ 2,532
Basic and diluted income per share *	$ 0.15	$ 0.13	$ 0.12	$ 0.12	$ 0.11

* - The sum of the quarterly net income per share may not equal the year-to-date income per share due to rounding.

CONSOLIDATED STATEMENTS OF INCOME HIGHLIGHTS
FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025
(IN THOUSANDS EXCEPT PER SHARE DATA)
(UNAUDITED)

	June 30, 2026	June 30, 2025
Interest income – loans, including fees	$ 22,925	$ 20,452
Interest income – federal funds sold	8	5
Interest income – interest-earning deposits with banks	1,325	1,355
Interest income – investments	1,449	1,413
Dividends on equity securities – restricted	78	84
Total interest and dividend income	25,785	23,309
Interest expense – deposits	7,078	6,899
Total interest expense	7,573	7,485
Net interest income	18,212	15,824
Provision for credit losses	303	413
Net interest income after provision for credit losses	17,909	15,411
Total non-interest income	5,150	4,849
Total non-interest expenses	14,614	14,485
Income tax expense	1,932	1,335
Net income	$ 6,513	$ 4,440
Basic and diluted income per share	$ 0.28	$ 0.19
Return on average shareholders' equity	15.49%	12.37%
Return on average assets	1.41%	1.02%

NEW PEOPLES BANKSHARES, INC.
KEY PERFORMANCE AND CAPITAL RATIOS
(UNAUDITED)

	For the three-months ended				
	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Key Performance Ratios					
Earning assets yield	5.78%	5.69%	5.64%	5.73%	5.61%
Cost of interest-bearing liabilities	2.52%	2.55%	2.64%	2.69%	2.66%
Cost of funds	1.79%	1.84%	1.89%	1.93%	1.87%
Net interest margin	4.12%	3.99%	3.87%	3.93%	3.86%
Return on average shareholders' equity	16.28%	14.69%	14.13%	14.28%	13.91%
Return on average assets	1.47%	1.34%	1.25%	1.21%	1.15%
Efficiency ratio[#]	61.93%	63.17%	64.41%	66.24%	67.70%
Loan-to-deposit ratio	88.49%	87.39%	88.89%	88.48%	88.99%
Asset Quality					
Allowance for credit losses to total loans	1.12%	1.12%	1.14%	1.13%	1.14%
Net charge-offs (recoveries) to average loans, annualized	(0.02%)	0.14%	0.05%	0.10%	0.02%
Nonaccrual loans to total loans	0.45%	0.43%	0.51%	0.42%	0.50%
Nonperforming assets to total assets	0.38%	0.35%	0.42%	0.33%	0.40%
Capital Ratios (Bank Only)					
Tier 1 leverage	11.17%	11.00%	10.93%	10.80%	10.74%
Tier 1 risk-based capital	15.48%	15.13%	15.26%	14.80%	14.56%
Total risk-based capital	16.73%	16.38%	16.51%	16.05%	15.81%
Total common equity tier 1 capital	15.48%	15.13%	15.26%	14.80%	14.56%

[#] - The efficiency ratio is computed as a percentage of noninterest expense divided by the sum of net interest income, on a tax equivalent basis, and noninterest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance but cautions that such information should not be viewed as a substitute for, or more important than, operating results determined in accordance with GAAP. A comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate it differently.

NEW PEOPLES BANKSHARES, INC.
CONSOLIDATED BALANCE SHEET HIGHLIGHTS
QUARTERS ENDED JUNE 30, 2026 THROUGH JUNE 30, 2025
(IN THOUSANDS)
(UNAUDITED)

	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Total cash and cash equivalents	$ 84,313	$ 92,893	$ 77,210	$ 80,710	$ 72,159
Investment securities available for sale	98,610	96,860	96,433	96,153	96,749
Restricted stock, at cost	2,636	2,636	2,598	2,740	2,978
Loans held for sale	1,334	-	-	-	-
Loans receivable	732,260	723,305	709,587	707,272	695,815
Allowance for credit losses	(8,215)	(8,116)	(8,107)	(7,967)	(7,948)
All other assets	31,212	31,991	31,979	31,816	33,177
Total assets	942,150	939,569	909,700	910,724	892,930
Total deposits	827,479	827,654	798,266	799,376	781,909
Borrowed funds	18,986	18,986	18,986	21,986	26,986
Other liabilities	9,340	9,812	9,593	9,834	9,191
Total liabilities	855,805	856,452	826,845	831,196	818,086
Total shareholders' equity	86,345	83,117	82,855	79,528	74,844

NEW PEOPLES BANKSHARES, INC.
NET INTEREST MARGIN ANALYSIS
AVERAGE BALANCES, INCOME, EXPENSE, AND YIELDS AND RATES
QUARTERS ENDED JUNE 30, 2026 AND 2025

	2026			2025		
(Dollars are in thousands)	Average Balance	Income/ Expense	Yields/ Rates	Average Balance	Income/ Expense	Yields/ Rates
ASSETS						
Loans [1] [2]	$ 728,192	$ 11,710	6.45%	$ 681,828	$ 10,540	6.20%
Federal funds sold	382	4	3.68%	276	3	4.43%
Interest-bearing deposits in other banks	75,315	687	3.66%	60,976	663	4.36%
Securities [2]	111,020	787	2.84%	111,272	752	2.71%
Total earning assets	914,909	13,188	5.78%	854,352	11,958	5.61%
Less: Allowance for credit losses	(8,327)			(7,956)		
Non-earning assets	36,616			36,905		
Total assets	$ 943,198			$ 883,301		
LIABILITIES AND SHAREHOLDERS' EQUITY						
Interest-bearing demand deposits	$ 71,461	$ 107	0.60%	$ 72,194	$ 128	0.71%
Savings and money market deposits	225,103	1,027	1.83%	194,919	832	1.71%
Time deposits	288,899	2,410	3.35%	275,114	2,490	3.63%
Total interest-bearing deposits	585,463	3,544	2.43%	542,227	3,450	2.55%
Other borrowings	7,000	62	3.51%	10,055	89	3.51%
Trust preferred securities	11,986	187	6.18%	11,986	205	6.76%
Total borrowed funds	18,986	249	5.19%	22,041	294	5.28%
Total interest-bearing liabilities	604,449	3,793	2.52%	564,268	3,744	2.66%
Non-interest-bearing deposits	244,072			236,284		
Other liabilities	9,628			9,680		
Total liabilities	858,149			810,232		
Shareholders' equity	85,049			73,069		
Total liabilities and shareholders' equity	$ 943,198			$ 883,301		
Net interest income		$ 9,395			$ 8,214	
Net interest margin			4.12%			3.86%
Net interest spread			3.26%			2.95%

(1) Nonaccrual loans and loans held for sale have been included in average loan balances.
(2) Tax-exempt income is not significant and has been treated as fully taxable.

NEW PEOPLES BANKSHARES, INC.
NET INTEREST MARGIN ANALYSIS
AVERAGE BALANCES, INCOME, EXPENSE, AND YIELDS AND RATES
SIX MONTHS ENDED JUNE 30, 2026 AND 2025

	2026			2025		
(Dollars are in thousands)	Average Balance	Income/ Expense	Yields/ Rates	Average Balance	Income/ Expense	Yields/ Rates
ASSETS						
Loans [1] [2]	$ 722,531	$ 22,925	6.40%	$ 670,488	$ 20,452	6.15%
Federal funds sold	436	8	3.63%	208	5	4.42%
Interest-bearing deposits in other banks	73,201	1,325	3.65%	62,681	1,355	4.36%
Securities [2]	109,527	1,527	2.79%	111,290	1,497	2.71%
Total earning assets	905,695	25,785	5.74%	844,667	23,309	5.56%
Less: Allowance for credit losses	(8,251)			(7,873)		
Non-earning assets	36,950			37,157		
Total assets	$ 934,394			$ 873,951		
LIABILITIES AND SHAREHOLDERS' EQUITY						
Interest-bearing demand deposits	$ 72,852	$ 219	0.61%	$ 72,293	$ 265	0.74%
Savings and money market deposits	220,633	1,968	1.80%	190,952	1,610	1.70%
Time deposits	289,902	4,891	3.40%	274,841	5,024	3.69%
Total interest-bearing deposits	583,387	7,078	2.45%	538,086	6,899	2.59%
Other borrowings	7,000	123	3.51%	10,028	177	3.51%
Trust preferred securities	11,986	372	6.18%	12,085	409	6.73%
Total borrowed funds	18,986	495	5.19%	22,113	586	5.27%
Total interest-bearing liabilities	602,373	7,573	2.53%	560,199	7,485	2.69%
Non-interest-bearing deposits	237,510			231,690		
Other liabilities	9,714			9,631		
Total liabilities	849,597			801,520		
Shareholders' equity	84,797			72,431		
Total liabilities and shareholders' equity	$ 934,394			$ 873,951		
Net interest income		$ 18,212			$ 15,824	
Net interest margin			4.05%			3.78%
Net interest spread			3.21%			2.87%

(1) Nonaccrual loans and loans held for sale have been included in average loan balances.

(2) Tax-exempt income is not significant and has been treated as fully taxable.